EXHIBIT 5.1
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Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois  60601



Ladies and Gentlemen,

     As Global General Counsel of Jones Lang LaSalle Incorporated ("JLL"), I have acted as counsel to JLL in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $30,000,000 in unsecured obligations of JLL to pay deferred compensation in the future in accordance with the Jones Lang LaSalle Incorporated Deferred Compensation Plan (the "Plan").

     In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based on the foregoing, it is my opinion that the obligations being registered pursuant to the Registration Statement to which this opinion is an exhibit, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of JLL, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to me under Item 5, "Interest of Named Experts and Counsel," of the Registration Statement.


                                  Very truly yours,



                                  /s/ Mark J. Ohringer
                                  -------------------------
                                  Mark J. Ohringer, Esq.
                                  as Global General Counsel





November 10, 2003